EXHIBIT 99.1

Investor Relations Contacts:	Public Relations Contacts:
Kyle Ranson	Martin Flynn
Chief Executive Officer	InFocus Corporation
InFocus Corporation	(503) 685-8112
(503) 685-8576

Roger Rowe	Caitlin Fox
Chief Financial Officer	Edelman
InFocus Corporation	(503) 471-6826
(503) 685-8933

InFocus® Announces First Quarter 2007

Financial Results

WILSONVILLE, Ore., May 3, 2007 — InFocus® Corporation (NASDAQ: INFS) today announced its first quarter 2007 financial results.  For the first quarter, InFocus reported revenues of $77.7 million and a net loss of $13.0 million, or $0.33 per share, compared to a net loss of $13.3 million, or $0.34 per share, for the fourth quarter of 2006 and a net loss of $16.4 million, or $0.41 per share for the first quarter of 2006.

Included in the first quarter 2007 results is a restructuring charge of $2.4 million which accounted for $0.06 of the net loss per share compared to a restructuring charge of $1.1 million ($.03 per share) in the first quarter of 2006.  The restructuring charge for the first quarter of 2007 primarily consists of estimated lease losses on vacated or partially vacated facilities.

The Company reported total cash, restricted cash, and marketable securities as of March 31, 2007 of $78.1 million with no outstanding borrowings, an increase of $1.8 million from the end of 2006.

Quarterly Revenue, Unit, ASP and Gross Margin Comparisons

First quarter revenues of $77.7 million were down 7 percent compared with fourth quarter revenues and down 31 percent from revenues in the first quarter of 2006.  Projector unit shipments were approximately 91,000 units in the first quarter, up approximately 15 percent from the prior quarter and down approximately 4% compared to the first quarter of 2006.  The increase in units was predominantly driven by increased sales of the IN24 and IN26 entry level meeting room products as the Company focused sales efforts on these products  in order to successfully transition customers to the better featured IN24+ and IN26+ during the quarter.  In addition, the Company sold a large number of its entry level home entertainment product, the IN72, during the quarter as this product moves towards end of life.  Overall, average selling prices were down 19 percent quarter to quarter due to real price reductions across various products and a larger mix of entry level meeting room and home products.

Revenues were down 14 percent while units shipped were up 15 percent from the fourth quarter in the Americas, reflecting the mix shift described above.  Revenues were down 8 percent in Europe, in line with normal seasonality.  Asian revenues were strong in the quarter, up 56 percent compared to the fourth quarter as China rebounded from a difficult fourth quarter and the remainder of Asian territories showed good momentum.

Gross margins decreased to 10.9 percent in the first quarter from 14.5 percent in the fourth quarter, primarily as a result of the mix shift towards entry level products and sales of end of life products during the quarter.

Operating Expenses Comparison Excluding Charges

Operating expenses, exclusive of charges, were $19.2 million for both the first quarter of 2007 and the fourth quarter of 2006.  General and Administrative expense includes $0.8 million of costs incurred during the quarter for various external advisors engaged as part of the evaluation of strategic alternatives.

Other income for the first quarter was $0.3 million compared to other income of $0.8 million in the fourth quarter and other expense of $7.0 million in the first quarter of 2006.

Balance Sheet

Total cash, restricted cash, and marketable securities as of March 31, 2007 were $78.1 million, an increase of $1.8 million from the end of December.  Day’s sales outstanding for the quarter were 55 days, an increase of 1 day from the prior quarter.  Inventory levels decreased an additional $4.1 million during the quarter to $36.0 million reflecting the Company’s continued emphasis on improved supply chain management.

Strategic Alternatives

As publicly announced in October 2006, the Company has been involved in an active process considering a variety of strategic options with the intention to increase shareholder value and this process remains ongoing.  As stated previously, the Company does not intend to disclose any specific details regarding the evaluation unless and until the Company has entered into a definitive agreement for a transaction that has been approved by the Board of Directors or the Board has determined to terminate the evaluation process.

Outlook for 2007

Operationally for 2007, the Company is focused on growing revenues, improving gross margins, managing the cost structure lower and preserving cash.  During 2007, the following factors are expected to influence revenues and gross margins:

•                  Modest industry unit growth;

•                  Continued aggressive price competition; and

•                  Greater contribution to revenues and gross margins from new products.

Relative to operating expenses, the Company remains committed to further cost reductions to reduce the Company’s break even point and has visibility to a further reduction of operating expenses of between 20% and 25% over the next several quarters.  For the second quarter, the Company expects operating expenses to be between $17.5 million and $18 million.  Beyond this, the Company is not giving specific financial guidance for future periods at this time.

“While we continue to actively pursue strategic alternatives for InFocus, we continue to take actions to improve our performance operationally by leveraging our leading brand position, channel breadth, customer relationships and strong product portfolio,” stated Kyle Ranson, President and CEO, InFocus.

Reconciliation of GAAP and Pro Forma Information

The Company has recorded charges that are excluded from operating expenses and earnings for comparative purposes.  In accordance with SEC FR-59, attached is a Statement of Reconciliation of GAAP Earnings.

Conference Call Information

The Company will hold a conference call today at 11:00 a.m. eastern time. The session will include brief remarks and a question and answer period. The conference can be accessed by calling (866) 904-2211 (U.S. participants) or (706) 634-4707 (outside U.S. participants), or via live audio Web cast at www.infocus.com.  Upon completion of the call, the Web cast will be archived and accessible on our website for individuals unable to listen to the live telecast.  The conference call replay will also be available through May 10, 2007 by dialing (800) 642-1687 (U.S.) or (706) 645-9291 (outside U.S.) and Pin # 7328839.

Forward-Looking Statements

This press release includes forward-looking statements, including statements related to anticipated revenues, gross margins, expenses, earnings, availability of components and projectors manufactured for the Company, inventory, backlog, and new product introductions.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross margins, inventory and earnings, uncertainties associated with market acceptance of and demand for the Company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers, the impact of regulatory actions by authorities in the markets we serve; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, uncertainties associated with working with contract manufacturing partners, availability of critical components, and dependence on third party suppliers; 3) in regard to new product introductions, ability of the Company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the reliance on off-shore contract manufacturing, dependence on third party suppliers and intellectual property rights; and 4) in regard to the Company’s further restructuring actions, uncertainties associated with the timing and impact of further cost reductions and ability to grow revenues and gross margins. Investors are directed to the Company’s filings with the Securities and Exchange Commission, including the Company’s 2006 Form 10-K, which are available from the Company without charge, for a more complete description of the risks and uncertainties relating to forward-looking statements made by the Company as well as to other aspects of the Company’s business.  The forward-looking statements contained in this press release speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward looking statements to reflect events or circumstances after the date of this press release.

About InFocus Corporation

InFocus® Corporation (NASDAQ: INFS) is the industry pioneer and worldwide leader in the projection market today. Over twenty years of experience and engineering breakthroughs are at work here, constantly improving what you see in the marketplace, and delivering immersive audio visual impact in home entertainment, business and education environments. As the inventor and leader in the category, we focus on making the presentation of ideas, information and entertainment a vivid, unforgettable experience. We believe our innovation and products set the standard for what a big picture experience should be like.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the Company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

InFocus, IN, Proxima, LiteShow, LP, ASK, ScreenPlay, Play Big, Work Big, Learn Big and The Big Picture are either registered trademarks or trademarks of InFocus Corporation in the U.S. and abroad.  “DLP” is a trademark of Texas Instruments.

InFocus Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2007	2006

Revenues	$77,655	$112,019
Cost of revenues(a)	69,175	95,276
Gross margin	$8,480	$16,743

Operating expenses(a):
Marketing and sales	$9,644	$14,565
Research and development	4,061	4,832
General and administrative	5,538	5,493
Restructuring costs	2,400	1,075
	$21,643	$25,965

Loss from operations	$(13,163)	$(9,222)

Other income (expense), net	299	(7,003)
Loss before income taxes	(12,864)	(16,225)
Provision for income taxes	183	132
Net Loss	$(13,047)	$(16,357)

Basic and fully diluted net loss per share	$(0.33)	$(0.41)

Basic and fully diluted shares outstanding	39,676	39,605

(a) Stock-based compenstation expense included under FAS 123(R) was as follows:
Cost of revenues	$24	$37
Marketing and sales	93	117
Research and development	38	45
General and administrative	64	91
	$219	$290

InFocus Corporation

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2007	2006

Assets
Current Assets:
Cash and cash equivalents	$55,199	$53,716
Marketable securities	75	104
Restricted cash, cash equivalents, and marketable securities	22,789	22,413
Accounts receivable, net of allowances	47,313	50,060
Inventories	35,994	40,107
Other current assets	8,988	10,706
Total Current Assets	170,358	177,106

Property and equipment, net	4,385	3,961
Other assets, net	1,492	1,189
Total Assets	$176,235	$182,256

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$58,137	$52,046
Other current liabilities	25,026	26,800
Total Current Liabilities	83,163	78,846

Other Long-Term Liabilities	4,254	3,147

Shareholders’ Equity:
Common stock and additional paid-in capital	167,714	167,465
Other comprehensive income:
Foreign currency translation	32,044	30,662
Unrealized loss on equity securities	(49)	(20)
Accumulated deficit	(110,891)	(97,844)

Total Shareholders’ Equity	88,818	100,263

Total Liabilities and Shareholders’ Equity	$176,235	$182,256

InFocus Corporation

Reconciliation of GAAP Earnings

(In thousands, except per share amounts)

(Unaudited)

	First Quarter 2007			Fourth Quarter 2006
	Net Loss	Net Loss Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$(13,047)	$(0.33)	$21,643	$(13,326)	$(0.34)	$26,187

Adjustments:

Restructuring costs	$2,400	$0.06	$(2,400)	$2,650	$0.07	$(2,650)

Regulatory assessments	$—	$—	$—	$4,306	$0.11	$(4,306)

Proforma excluding adjustments	$(10,647)	$(0.27)	$19,243	$(6,370)	$(0.16)	$19,231

	First Quarter 2007			First Quarter 2006
	Net Loss	Net Loss Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$(13,047)	$(0.33)	$21,643	$(16,357)	$(0.41)	$25,965

Adjustments:

Restructuring costs	$2,400	$0.06	$(2,400)	$1,075	$0.03	$(1,075)

Proforma excluding adjustments	$(10,647)	$(0.27)	$19,243	$(15,282)	$(0.39)	$24,890